Exhibit 4.3

STATE OF GEORGIA

COUNTY OF BULLOCH

GUARANTY

            FOR VALUE RECEIVED, TAILORED BUSINESS SYSTEMS, INC., a Georgia corporation having its principal office in Bulloch County, Georgia (the "Guarantor"), hereby unconditionally guarantees the payment of that certain promissory note from VILLAGEEDOCS, INC., a California corporation, (the "Debtor") to STEPHEN A. GARNER (the "Lender") dated February 17, 2004, in the original principal sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (the "Note"), payable with interest at the initial rate of 5.0% per annum, and all extensions or renewals thereof, and all expenses (including reasonable attorney's fees) incurred in the collection thereof and the enforcement hereof, and waives presentment, demand, notice of dishonor, protest and all other notices whatever, and agrees that the holder of the Note may from time to time extend or renew the Note for any period (whether or not longer than the original period of the Note), and may grant any releases, compromises or indulgence with respect to the Note or any extension or renewal thereof to any party liable thereunder or hereunder (including but not limited to failure or refusal to exercise one or more of the rights or remedies provided by the Note), all without notice to or consent of the undersigned Guarantor, any of whom may be sued by the holder hereof with or without joining any of the other endorsers or makers of the Note and without first or contemporaneously suing such other persons, or otherwise seeking or proceeding to collect from them.

            The Guarantor further guarantees the prompt and full performance of all obligations of the Debtor to Lender under that certain Agreement and Plan of Merger dated as of January 31, 2004, by and among the Debtor, VillageEDOCS Merger Sub, Inc., Guarantor, Stephen A. Garner and James L. Campbell.

            This Guaranty is secured by a Security Agreement from the Guarantor to the Lender dated February 17, 2004, on all inventory, accounts receivable, furniture, fixtures, equipment, contracts, software and all other personal property of the Guarantor.

            Given under the hand and seal of the undersigned as of the 17 day of February, 2004.

TAILORED BUSINESS SYSTEMS, INC., Guarantor

Signed, sealed & delivered

in the presence of:                                             By:  /s/ K. Mason Conner

                                                                              K. Mason Conner, President

[Notarized]                                                       Attest: /s/ Michael A. Richard

Notary Public                                                             Michael A. Richard, Secretary

                                                                                                                        (Corporate Seal)